Exhibit 99.1
ASHFORD HOSPITALITY TRUST
Third Quarter 2008 Conference Call
November 6, 2008
10 am Central
Introductory Comments – Tripp Sullivan
Welcome to this Ashford Hospitality Trust conference call to review the Company’s results for the third quarter of 2008. On the call today will be Monty Bennett, president and chief executive officer, Doug Kessler, chief operating officer and head of acquisitions, and Mark Nunneley, chief accounting officer and interim chief financial officer. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were released yesterday afternoon in a press release that has been covered by the financial media.
As we start, let me remind you that certain statements and assumptions in this conference call contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to numerous assumptions, uncertainties, and known or unknown risks, which could cause actual results to differ materially from those anticipated. These risk factors are more fully discussed in the section entitled “Risk Factors” in Ashford’s Registration Statement on Form S-3 and other filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call and the Company is not obligated to publicly update or revise them.
In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Company’s earnings release and accompanying tables or schedules, which has been filed on Form 8-K with the SEC on November 5, 2008, and may also be accessed through the Company’s website at www.AHTREIT.com. Each listener is encouraged to review those reconciliations provided in the earnings release together with all other information provided in the release.
I will now turn the call over to Monty Bennett. Please go ahead.
Introduction – Monty Bennett
Good morning and thank you for joining us.
On this call, we will provide you with more details about our liquidity, balance sheet, debt maturities, and capital allocation strategies — in addition to a recap of our 3rd quarter performance. By now, a number of the brands and our peers have reported on the general state of the lodging industry. We believe we are taking the proper steps in light of existing and anticipated market conditions to enhance long term shareholder value.
We believe our 3rd quarter earnings are indicative of our multifaceted approaches and aggressive operating practices in the midst of deteriorating industry fundamentals. For our portfolio, proforma RevPAR for the hotels not under renovation was down 0.03% compared with the prior year with a 23 basis point improvement in operating margin. Our RevPAR yield index for the quarter was 121.0% compared with 118.3% a year ago for the hotels not under renovation, and 120.1% compared with 118.3% for all hotels.
Overall, ADR improved 1.8% and occupancy declined 138 basis points. The combined cash flow benefits of our select service portfolio, which accounts for approximately one third of our annual EBITDA, and the mezzanine loan portfolio once again contributed to a smoothing effect on our operating performance.
AFFO per diluted share for the quarter was 26 cents and CAD per diluted share was 20 cents, both of which were up compared with the prior year. Year to date, we have AFFO dividend coverage of 153% and CAD dividend coverage of 119%. In the past, we have commented that generally we like to only pay a dividend that’s covered by operating cash flow with a reluctance to reduce the dividend year over year. Current market conditions are volatile and visibility is limited. Rather than commenting on future dividend policy on this call, we prefer to continue monitoring our operating performance and comment later in the quarter. Historically, we have announced our 4th quarter dividend and annual dividend guidance in mid-December and it is our current intention to adhere to that precedent.
We have noted previously that we would allocate our capital across four areas: mezzanine loans, capital expenditures, debt paydown or share repurchases. Taking this capital allocation philosophy a step further, we now believe that capital preservation should also be a priority. Decisions on how we allocate proceeds from capital transactions and excess operating cash flow will be greatly influenced by market conditions and management’s assessment of sufficient liquidity needs.
Throughout the third and fourth quarters, we adjusted our capital allocation strategies. Share repurchases became a more accretive opportunity than mezzanine investments. During this time period, we have repurchased 27.1 million common shares for a total investment of $82.2 million. These buybacks were funded primarily by recent asset sales, allowing us to retire approximately 23% of our outstanding float. Going forward, we will continue to consider the repurchase of our common stock and preferred shares as well.
With a keen view on capital conservation, we have changed our capital expenditure philosophy to be even more selective in our deployment. For our 2008 capex plans, we expect to spend $30 to $50 million for capital expenditures out of owner funds for the rest of 2008 and the beginning of 2009. Most ROI projects are on hold and expenditures will focus mainly on mechanical, life-safety, or the completion of those projects that are already underway. We will also complete projects for which we previously received commitments from lenders for capital expenditure funding draws such as the Capital Hilton and Hilton Torrey Pines. Also, we continue to discuss with the major brands ways to postpone or reduce the PIPs to conserve capital and time the market recovery with revenue enhancing expenditures. We have consistently invested significant dollars in our portfolio for the last several years with very strong returns, and as a result we believe most of our hotels are in good shape.

We believe the balance sheet remains solid with only minimal maturities without extension options. In 2009, there is a $29.6 million loan due on an asset with a trailing 12-month NOI of approximately $5 million. In 2010, the only maturity without extension options is a portfolio loan on four Hilton and Embassy Suites branded full service hotels for $75 million with a trailing 12-month NOI of approximately $13.5 million. Despite the small size of these loan maturities we are evaluating all alternatives including: negotiating an extension, refinancing, asset sales, or using existing cash.
Regarding liquidity, we have fully drawn down our $300 million credit facility. Approximately, $200 million of that amount has been purposefully set aside and reinvested in U.S. Treasuries. Given global economic conditions, the lack of liquidity in the capital markets, and turmoil within specific banks, we believe we implemented a sound strategy to leave no doubt as to the availability of this capital. In total, we have approximately $225 million of readily available unrestricted cash on hand.
In summary, we believe we are well positioned from a balance sheet perspective to navigate through these times. From an operating perspective, we continue to protect cash flow with a diversified platform, aggressive cost containment in the field and at corporate and a predominately floating rate debt structure that benefits from LIBOR reductions. In fact, it is worth noting that for each 10 basis point reduction in LIBOR, we save approximately $2.8 million in annual interest payments based on our current debt balance. With the effect of the $1.8 billion interest rate swap, $2.7 billion of the Company’s $2.8 billion debt at September 30, 2008 was floating rate debt, of which $2.5 billion is subject to interest rate caps of varying time periods.
To speak in greater detail about our 3rd quarter results, I’d now like to turn the call over to Mark Nunneley, our chief accounting officer, who in David Kimichik’s absence is also serving as Ashford’s interim chief financial officer.
Financial Review – Mark Nunneley
Good Morning.
For the third quarter we reported net income to common shareholders of $1,781,000, Adjusted EBITDA of $80,716,000 and AFFO of $36,225,000 or 26 cents per diluted share.
At quarter end, Ashford had total assets of $4.3 billion including $292.6 million of cash, an increase in cash reserves of $129.4 million from last quarter end. We had a $2.8 billion debt balance as of September 30, 2008, consisting of 95% of floating-rate debt, with a total weighted average interest rate of 6.25%. The Company as of today has total debt outstanding of $2.8 billion as well with a weighted average interest rate of 4.46% based on the current 30-day LIBOR rate of 1.96%. For the quarter the interest rate swap allowed us to save $3.4 million in interest costs, which results in $6.2 million of savings year to date. Since the length of the swap does not match the term of the swapped fixed rate debt, for GAAP purposes the swap is not considered an effective hedge. The result of this is that the changes in market value of these instruments must be run through our P&L each quarter as unrealized gains or losses on derivatives. For the quarter, this was a positive non-cash gain of $12.5 million. These entries affect our Net Income but are added back for purposes of calculating our AFFO and CAD.

In terms of our balance sheet, we believe we are in good standing with our major financial covenants. Our TTM adjusted EBITDA to fixed charge ratios were 1.72x and 1.75x under the senior credit facility covenants and the Series B convertible preferred covenants, respectively, versus required minimums of 1.25x each. Our leverage ratio is at 58.8% versus a not to exceed level of 75%.
We only have $29.6 million and $75 million of hard maturity debt coming due in 2009 and 2010 respectively. Excluding the revolver, we have an additional total of $411.8 million of debt coming due in 2009 and 2010. However, it is important to note this debt has extension options without coverage tests. The extensions are subject only to us not being in default on the loan, providing timely notice of our desire to extend, and the purchase of LIBOR caps.
At quarter end, our portfolio consisted of 103 hotels in continuing operations containing 22,916 rooms plus one hotel listed as held for sale. This hotel has subsequently been sold. For the hotels sold for $148 million since July 1st we will have recorded a net gain of $42 million across the third and fourth quarters, but expect that the net gain will not trigger a special one-time dividend.
At quarter end we owned a position in 11 mezzanine loans with total principal outstanding of $236 million with an average annual un-leveraged yield of 17.8%. Two of the mezz investments are held in a joint venture with Prudential and are recorded in the unconsolidated joint venture line on our financials. The combined debt service coverage on our mezzanine loan portfolio is approximately 1.54x using today’s LIBOR rate of 1.96%.
For the quarter, proforma RevPAR for all hotels was down 0.9% as compared to third quarter ’07. For the hotels not under renovation, which is all but 6 hotels, the proforma RevPAR was down 0.03%, driven by a 1.8% increase in ADR and a 138-basis point decrease in occupancy.
Proforma hotel operating profit for the entire portfolio was down by $1.3 million or 1.7% for the quarter. For the 97 hotels not under renovation, proforma hotel operating profit increased 0.9%. Our proforma hotel operating profit margin improved 23 basis points for the hotels not under renovation.
During the third quarter we were active in buying back our common stock. We ended the quarter with 110.0 million common shares outstanding, a decrease of 9.8 million shares from the previous quarter end. When added to the 7.4 million Series B convertible preferred shares outstanding and the 14.4 million OP units issued, we ended the quarter with a diluted share count of 131.8 million. Subsequent to the end of the quarter we have purchased to date an additional 17.2 million shares of our common stock. During the third and fourth quarter, we repurchased a total of 27.1 million shares of our common stock resulting in a current diluted share count of 114.6 million. We have completed a total of $105 million in buybacks under the $50 million and $75 million share repurchase authorizations and have $20 million of authorization remaining. We will continue to look at the repurchase of our common stock as well as our preferred shares.
For the third quarter, we reported CAD of $26,871,000 or 20 cents per diluted share and announced and paid a dividend of 21 cents per share. Year to date through the third quarter our CAD is 119% of the dividends declared.

Lastly, I would like to comment on an error we observed in a Fixed Income Research report issued last month by a major financial institution covering us. The report’s topic was coverage ratios for 86 REITs. We believe the error incorrectly calculated our fixed charge ratio from data obtained from SNL Financial. The EBITDA used in the calculation was $44 million which was materially lower than the $101 million of EBITDA stated in our 2Q filing. We assume the majority of the error may have come from not removing the $55 million non-cash change in derivative value that we took in the second quarter. As a result, the report incorrectly showed our fixed charge coverage at 1.0x. In reality, according to the formula used, our fixed charge coverage should have been reported at 2.2x, ranking us 50th, not 85th out of 86 as reported. This error has been communicated to the financial institution that issued the report.
I’d now like to turn it over to Doug to discuss our capital allocation strategies.
Investment Highlights – Douglas Kessler
Thanks, Mark.
We believe that by hitting the market early in 2008 with our asset sales we were able to transact a sizable volume of trades at very attractive prices before the current financial market turmoil. By getting ahead of the curve, year to date, we have completed $437 million of asset sales for a combined per key value of $133,000 based upon a trailing 12-month cap rate of 6.6% and EBITDA multiple of 12.0x. Proceeds were used mainly to reduce debt, fund mezzanine loan purchases, buyback shares and set aside adequate cash reserves.
We executed our capital allocation strategy successfully in the third quarter and have continued to improve our liquidity in the fourth quarter. We sold three hotels in the quarter – the Radisson Hotel in Rockland, Massachusetts, the Sheraton Milford, in Milford, Massachusetts, and the Radisson Hotel MacArthur Airport in Holtsville, New York. Shortly after the third quarter ended, we also sold the Hyatt Regency Orange County in Anaheim, California. These four hotels combined represented a total of $148.2 million in proceeds, or $130,000 per key, a 7.8% TTM cap rate and a 10.6x TTM EBITDA multiple. With these sales, we were able to paydown approximately $112 million in debt and fund significant share repurchases.
Looking ahead to the balance of the year, we believe it is less likely that additional asset sales will be completed. The transactions market is effectively frozen at present due to the lack of financing and widening bid-ask spreads between buyers and sellers.
In terms of asset financing, we demonstrated an ability to access capital at competitive pricing even when liquidity was drying up with lenders. We successfully removed the largest maturity coming due in 2009 with the refinancing of the Capital Hilton and Hilton Torrey Pines, two assets held in a 75/25 joint venture with Hilton. The loan with Aareal Bank amounted to $160 million at 275 basis points over LIBOR, and provided a three year term with two one-year extensions.  The proceeds were used to repay the existing $127.2 million loan – including our allocated portion of $95M — with the excess funds to be applied to future renovations at both properties.

During the quarter, we obtained financing from Capmark on our JW Marriott San Francisco, which was unencumbered and had recently completed a renovation. This loan was for $55 million with a two-year term plus extensions and a rate of 375 basis points over LIBOR. The proceeds were used to fund our share repurchases and enhance our overall liquidity.
We also obtained financing in August for the Hyatt Regency Orange County from Calyon for $65 million at LIBOR plus 250 basis points. Although we had this asset in the market for sale, we went down a parallel path with the financing given the market uncertainty. We successfully completed the sale of this asset subsequent to the end of the 3rd quarter and paid off the loan.
We noted on the last call that we had invested $98.4 million in the third quarter to acquire a mezzanine loan that had a face value of $164 million. The loan was part of a $400 million mezzanine tranche in the $7.4 billion of financing secured by the 681-hotel Extended Stay portfolio. Our loan is positioned in the capital stack at 75% to 80% of loan to cost. There is approximately $1.6 billion of equity and debt junior to us in this transaction. The yield to maturity we quoted was 23.9% based on the maturity of next September and the three one-year extension options.
The market for hotel debt is still quite large with most of the pipeline consisting of existing loans on the balance sheets of distressed financial institutions. Our pipeline of opportunities averages around $700 million, but the market opportunity is in the billions of dollars. The offering of mezz opportunities includes existing debt, new originations, and buying back our own debt. The increase in the number of construction loan requests we are seeing is a clear indication of a slowing down of the lodging supply pipeline as early planning projects are unable to obtain financing. New originations are virtually at a standstill with the absence of first mortgage lenders, but once liquidity returns this market will open up. While current returns in the mezz loan market are as high as they have ever been, we remain very disciplined. We are focused on our potential internal cash needs as well as more accretive opportunities of repurchasing our common stock and preferred shares.
Our primary focus is to take steps to make Ashford a thriving public platform and prepare for longer term capital appreciation opportunities. We believe we have several advantages worth noting that seem to be lost in the value of our share price:
-	Very little upcoming debt maturities and good fixed charge coverage;

-	Significant cash on hand to give us financial flexibility;

-	A diversified portfolio that is better positioned to withstand the market;

-	A floating rate debt structure that will benefit from further LIBOR declines;

-	Cost cutting measures that Ashford’s affiliate Remington has implemented more aggressively than any of the other managers are willing to implement across the roughly 1/3 of EBITDA it manages;

-	And lastly a committed management team with significant portions of their personal net worth tied to the company’s performance and aligned with shareholders.
That concludes our prepared remarks, and now we’ll open it up to any questions you may have.

Ending – Monty Bennett
Thank you for your participation on today’s call.
We look forward to speaking with you again on our next call.